ACCOUNTANTS' ACKNOWLEDGMENT

We acknowledge the incorporation in this Registration Statement on Form SB-2 of DataMEG Corp. of our review report dated October 23, 2001 included as an exhibit to the Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2001.

/s/

Hoffman, Fitzgerald & Snyder, P.C.
McLean, Virginia
December 31, 2001